Translation: 2nd Notary Office of São Paulo – Anderson Henrique Teixeira Nogueira Av. Paulista, 1776 – Bela Vista – São Paulo – www.cartoriopaulista.com.br I acknowledge by similarity 1 signature WITH ECONOMIC VALUE of: GABRIELA FEFFER MOLL São Paulo, 02/23/2026. In witness of the Truth. Gabriella Cristina Rastine de Oliveira – Deputy Amount: R$ 13.67. Seal(s): 1051AB349881